UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2014

Starwood Property Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-34436 (Commission File Number)	27-0247747 (IRS Employer Identification No.)

591 West Putnam Avenue Greenwich, CT	06830
(Address of principal	(Zip Code)
executive offices)

Registrant’s telephone number,
including area code:
(203) 422-7700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On July 16, 2014, Jeffrey F. DiModica resigned from the Board of Directors (the “Board”) of Starwood Property Trust, Inc. (the “Company”) effective immediately, after having served on the Board since 2009. Mr. DiModica was a member of the compensation committee and investment committee of the Board. Mr. DiModica’s resignation did not involve a disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

Election of New Director

On July 16, 2014, the Board elected Solomon J. Kumin as a director of the Company to fill the vacancy created by the resignation of Mr. DiModica. Mr. Kumin was also appointed to the compensation committee and investment committee of the Board.  Mr. Kumin, age 39, served as Chief Operating Officer of SAC Capital Advisors LP from 2005 through January 2014.

There are no arrangements or understandings between Mr. Kumin and any other persons pursuant to which he was elected to the Board, and Mr. Kumin has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

As a non-executive director, Mr. Kumin will receive compensation in the same manner as the Company’s other non-executive directors. For a description of the Company’s non-executive director compensation program, see “Compensation of Directors” in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on March 31, 2014.  In addition, the Board granted Mr. Kumin 3,852 restricted shares of the Company’s common stock pursuant to the Starwood Property Trust, Inc. Non-Executive Director Stock Plan. This award of restricted stock will vest on the first anniversary of the date of grant, subject to Mr. Kumin’s continued service on the Board.

The Company issued a press release on July 16, 2014 announcing the resignation of Mr. DiModica and election of Mr. Kumin, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.             Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release, dated July 16, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARWOOD PROPERTY TRUST, INC.

Dated: July 18, 2014	By:	/s/ Andrew J. Sossen
	Name:	Andrew J. Sossen
	Title:	Chief Operating Officer and General Counsel

Exhibit Index

99.1	Press Release, dated July 16, 2014.